Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Reports Positive Preliminary Two-Month Data from Phase II Study for Squalamine in Age-Related Macular Degeneration

-- Data to be Presented at Upcoming Macula Society Meeting--

Plymouth Meeting, PA -- January 10, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced positive preliminary clinical results, including improved vision, from a multi-center open-label U.S. Phase II clinical trial (MSI-1256F-207) with squalamine for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as "wet" AMD. Squalamine is the leading systemically delivered anti-angiogenic drug being developed to treat AMD. Data from this study are scheduled to be presented by Carl Regillo, MD, FACS, Professor of Ophthalmology, Thomas Jefferson University, School of Medicine and Wills Eye Hospital, Philadelphia, at the 28th Annual Meeting of the Macula Society in Key Biscayne, Florida on February 25, 2005.

Preliminary results from six patients treated with 40 mg of squalamine, each of whom suffered from wet AMD in both eyes, demonstrated that of 100% of eyes (n=12) had preserved or improved vision at week three (after two doses of squalamine), week five (end of therapy) and two months after initiation of therapy. The greatest degree of improvement at two months was a gain relative to baseline of 28 letters (5.6 lines), while the greatest degree of loss was 11 letters on the ETDRS chart. In clinical trials of therapies for wet AMD, gain or loss of less than 15 letters (three lines) on the ETDRS chart constitutes stable vision, while gain equal to or greater than 15 letters constitutes improved vision. All patients received four weekly doses of squalamine, with no further maintenance therapy. There have been no withdrawals from therapy or drug-related serious adverse events in the trial thus far. Data discussed in this press release are included in the Overview Presentation, under Investor Relations at www.genaera.com

"These preliminary results appear promising," said Professor Regillo. "I very much look forward to taking part in the next steps of squalamine clinical development through participation in the MSI-1256F-208 and -209 studies, as well as assisting Genaera in the preparation of its Phase III studies starting later this year."

"These U.S. Phase II trial results are comparable to our previously reported Phase I/II clinical results in which 100% of wet AMD patients had stable or improved vision, and provide additional evidence of squalamine's tremendous potential as a less invasive systemic anti-angiogenic therapy for this blinding eye disease," said Roy C. Levitt, MD, President and Chief Executive Officer of Genaera Corporation. "The results announced today are particularly important because all of these patients had both eyes affected with wet AMD and we were able to treat both eyes with squalamine, conveniently and safely. In contrast, other anti-angiogenic agents approved or in development would have required a needle injection into both eyes in these patients. About one third of wet AMD patients have both eyes affected at the same time."

Dr. Levitt added, "This is one of three Phase II studies enrolling in the U.S. to evaluate squalamine in wet AMD. While these are preliminary results in a small number of patients, thus far our data suggest a dose response indicating that a 40 mg dose may provide clinical benefit beyond that provided by the lowest dose tested, 10 mg. Studies are ongoing to further evaluate whether there is a role for the10 mg dose. We look forward to presenting these data in greater detail at upcoming medical meetings and continuing to assess the potential for squalamine as a treatment for this debilitating condition."

Clinical Trial Program

Genaera is currently conducting three Phase II trials of squalamine in AMD at multiple sites throughout the United States. Recently, the FDA selected squalamine for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted squalamine Fast Track designation.

MSI-1256F-207 is a Phase II pharmacokinetic and safety trial that will evaluate 18 patients with AMD at three different doses of squalamine (10 mg, 20 mg or 40 mg) over four months. In this multi-center, open-label, parallel group study, squalamine is administered intravenously at three doses, once weekly for four weeks. Depending on their response, patients may continue to receive squalamine for up to a year in a separate study (MSI-1256F-211).

MSI-1256F-208 is a Phase II trial designed to evaluate the effects of three different doses of squalamine in combination with an initial Visudyne® treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered squalamine before and after photodynamic therapy with Visudyne®. Based on its mechanism of action, this squalamine pretreatment has the potential to improve the effect of Visudyne®, and squalamine follow up treatment may inhibit the detrimental effects of the VEGF 'burst' that commonly occurs after Visudyne® treatment. The multi-center, randomized, controlled, masked study also includes monthly squalamine maintenance therapy through six months, along with an additional twelve months follow-up for each patient.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of squalamine in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of squalamine (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Genaera anticipates using data analyses from this study in coordinating Phase III activities.

For information about participation in squalamine clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About Squalamine

Squalamine is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company's website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that squalamine ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.